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July 3, 1997



Mr. David P. Tusa
16318 Acapulco Drive
Houston, Texas  77040

Dear David:

Our offer to you for employment as the Senior Vice President-Finance/Chief Financial Officer of Tyler Corporation is outlined below:

1. BEGINNING SALARY - $2,000.00 for July, 1997, and $12,500 for each month starting August 1, 1997.

2. BONUS - Full eligibility into the new Tyler bonus plan to be implemented this calendar year with cash bonuses ranging from 40% - 50% of base salary when Tyler and or you reach established goals of earnings, return on net assets, percentage growth in earnings--whatever goals and standards are finally adopted or agreed by Tyler. For the remainder of 1997, your bonus would be discretionary with the company, up to $30,000 based on performance.

3. OPTIONS - Tyler will grant you an option for 250,000 shares at closing price on July 10, 1997, 20% to vest immediately and 20% per year for the next 4 years, all or substantially all of which would be ISOs, if possible. Tyler will grant you an additional option (non-ISO) at the closing price on September 1, 1997, for the number of shares of Tyler you purchase subsequent to the date of this letter (but including the 5,000 shares you previously purchased) up to 50,000 shares with the same vesting.

4. VESTING - All unvested options would become immediately vested and exercisable in the event of a change in control of Tyler and in a manner consistent with the terms of my option agreements. Other terms not specified in the above, would be consistent with my option agreements.

5. POSITION - Senior Vice President and Chief Financial Officer. Your office would be in Houston at 520 Post Oak Boulevard, Houston,
         Texas 77027, but you will need to spend considerable time in Dallas until Tyler moves to Houston, estimated to be in November of this year. Tyler will provide you with an apartment in Dallas prior to the move.

6. CORPORATE BENEFITS - Normal benefits for corporate officers of Tyler, including insurance, annual physical, reimbursement of reasonable business expenses, car allowance of $600 per month, appropriate professional fees and dues (i.e. CPA related), continuing professional education programs (primarily to maintain CPA license), cellular phone and associated monthly charges, company long distance calling card and credit card.
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Mr. David P. Tusa
July 3, 1997
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7.       SEVERANCE - If you are terminated by Tyler for any reason other than fraud, theft, gross negligence, or personal malfeasance, you will receive a lump sum cash severance payment equal to one year, then current, base salary in release of all your claims against the Company. If you were to be terminated as a result of a change in control (as defined in my option agreement), you would receive a lump sum cash severance of one year's salary also in release of all your claims against the Company. In either event of termination, you would receive medical benefits, paid by the Company, up to twelve (12) months, or a shorter period, should you secure comparable employment elsewhere.

8.       START DATE -  Employment commences July 10, 1997.


David, if you have any questions, I will be happy to discuss them with you.

Very truly yours,



Bruce Wilkinson


AGREED AND ACCEPTED



/s/ DAVID P. TUSA
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David P. Tusa